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                                                            EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the inclusion in this registration statement on Form S-1 of our report dated January 31,1997, except as to the reverse stock split discussed in Note 1 as to which the date is October 22, 1997, on our audits of the consolidated financial statements of Osiris Therapeutics, Inc. and its subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and the period December 23, 1992 (date of inception) to December 31, 1996. We also consent to the reference to our firm under the caption "Experts".

                                                   /s/ Coopers & Lybrand, LLP
                                                   -------------------------
                                                   Coopers & Lybrand L.L.P.

McLean, Virginia
November 25, 1997